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                                                                    EXHIBIT 99.3
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis in conjunction with our "Selected Financial Data," and our financial statements and the related notes appearing elsewhere in this prospectus.

  RESULTS OF OPERATIONS

     Kinder Morgan Energy Partners, L.P.'s financial results over the past two years reflect significant growth in revenues, operating income and net income. During this timeframe, we have consistently made strategic business acquisitions and experienced ongoing strength in all of our pipeline and terminal operations. The combination of targeted business acquisitions, higher capital spending, favorable economic conditions and management's continuing focus on controlling general and operating expenses across our entire business portfolio led the way to strong growth in all four of our business segments. In 2000, we reported record levels of revenue, operating income, net income and earnings per unit.

     Our net income was $278.3 million ($2.67 per diluted unit) on revenues of $816.4 million in 2000, compared to net income of $182.3 million ($2.57 per diluted unit) on revenues of $428.7 million in 1999, and net income of $103.6 million ($1.75 per diluted unit) on revenues of $322.6 million in 1998. Included in our net income for 1999 and 1998 were extraordinary charges associated with debt refinancing transactions in the amount of $2.6 million in 1999 and $13.6 million in 1998. In addition, our 1999 net income included a benefit of $10.1 million related to the sale of our 25% interest in the Mont Belvieu fractionation facility, partially offset by special non-recurring charges. Our total consolidated operating income was $315.6 million in 2000, $187.4 million in 1999 and $140.7 million in 1998. Our total consolidated net income before extraordinary charges was $278.3 million in 2000, $184.9 million in 1999 and $117.2 million in 1998.

     Our increase in overall net income and revenues in 2000 compared to 1999 primarily resulted from the inclusion of the Natural Gas Pipelines segment, acquired from Kinder Morgan, Inc. on December 31, 1999, and our acquisition of the remaining 80% ownership interest in Kinder Morgan CO2 Company, L.P. (formerly Shell CO2 Company, Ltd.) effective April 1, 2000. Prior to that date, we owned a 20% equity interest in Kinder Morgan CO2 Company, L.P. and reported its results under the equity method of accounting. The results of Kinder Morgan CO2 Company, L.P. are included in our CO2 Pipelines segment. Our acquisition of substantially all of our Product Pipelines' transmix operations in September 1999, and Milwaukee Bulk Terminals, Inc. and Dakota Bulk Terminal, Inc. in January 2000, also contributed to our overall increase in period-to-period revenues and net income.

     The inclusion of a full year of activity for our Pacific operations and Bulk Terminals segment was the largest contributing factor for the increase in total revenues and earnings in 1999 compared with 1998. We acquired our Pacific operations in March 1998, Kinder Morgan Bulk Terminals, Inc. in July 1998 and the Pier IX and Shipyard River terminals in December 1998.


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  PRODUCT PIPELINES

     Our Product Pipelines' segment revenues increased 34%, from $314.1 million in 1999 to $421.4 million in 2000, and net income increased 6%, from $209.0 million in 1999 to $221.2 million in 2000. The year-to-year increase in revenues resulted primarily from the inclusion of a full year of our transmix operations, which were mainly acquired in September 1999, and additional transmix assets acquired in October 2000. Furthermore, higher throughput volumes on both our Pacific operations and North System pipelines contributed to the increase in segment revenues. On our Pacific operations, average tariff rates remained relatively flat between 2000 and 1999, with an almost 3% increase in mainline delivery volumes resulting in a 3% increase in revenues. On our North System, revenues grew 14% in 2000 compared to 1999. The increase was due to an almost 10% increase in throughput revenue volumes, primarily due to strong refinery demand in the Midwest, as well as a 5% increase in average tariff rates.

     In 1998, the Product Pipeline segment earned $156.9 million on revenues of $258.7 million. The increase in revenues in 1999 over 1998 relates to the inclusion in 1999 of a full year of results from our Pacific operations, acquired in March 1998, and the inclusion of almost four months of transmix operations, which were acquired in early September 1999. With a full twelve months of activity reported in 1999, total mainline throughput volumes on our Pacific operations pipelines increased 22% in 1999 compared to 1998. The higher 1999 segment revenues were partly offset by an almost 4% decrease in average tariff rates on our Pacific pipelines. The decrease in average tariff rates was mainly due to the reduction in transportation rates, effective April 1, 1999, on our Pacific operation's East Line.

     Combined operating expenses for the Product Pipeline segment, which include the segment's cost of sales, fuel, power and operating and maintenance expenses, were $172.5 million in 2000, $76.5 million in 1999 and $56.3 million in 1998. The increase in expenses in each year resulted mainly from the inclusion of our transmix operations and the higher delivery volumes on our Pacific operations pipelines. Depreciation and amortization expense was $41.7 million in 2000, $38.9 million in 1999 and $32.7 million in 1998, reflecting our acquisitions, continued investments in capital additions and pipeline expansions. Segment operating income was $193.5 million in 2000, $186.1 million in 1999 and $159.2 million in 1998. Earnings from our equity investments, net of amortization of excess costs, were $29.1 million in 2000, $21.4 million in 1999 and $5.9 million in 1998. The increases in our equity earnings each year were chiefly due to our investments in Plantation Pipe Line Company. We acquired a 24% ownership interest in September 1998 and an additional 27% ownership interest in June 1999. Additionally, the Product Pipeline segment benefited from favorable changes in non-operating income/expense in 1999 compared to 1998, primarily the result of lower 1999 expense accruals made for our FERC rate case reserve (as a result of the FERC's opinion relating to an outstanding rate case dispute), 1999 insurance recoveries and favorable adjustments to employee post-retirement benefit liabilities.

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  NATURAL GAS PIPELINES

     Our Natural Gas Pipelines segment reported earnings of $112.9 million on revenues of $173.0 million in 2000. These results were produced from assets that we acquired from Kinder Morgan, Inc. on December 31, 1999. For comparative purposes, transported gas volumes on our natural gas assets increased almost 6% in 2000 compared with 1999 when these assets were owned by Kinder Morgan, Inc. The overall increase includes an almost 9% increase in volumes shipped on the Trailblazer Pipeline. Higher receipt-side pressure on the Trailblazer Pipeline during 2000 resulted in an increase in the available quantity of gas delivered to the Trailblazer Pipeline. Segment operating expenses totaled $51.2 million in 2000 and segment operating income was $97.2 million. Earnings for 2000 from the segment's 49% equity investment in Red Cedar Gathering Company, net of amortization of excess costs, were $15.0 million.

     Segment results for 1999 and 1998 primarily represent activity from our since divested partnership interest in the Mont Belvieu fractionation facility. Segment earnings of $16.8 million in 1999 includes $2.5 million in equity earnings from our interest in the fractionation facility and $14.1 million from our third quarter gain on the sale of that interest to Enterprise Products Partners, L.P. In 1998, the segment reported earnings of $4.9 million, including equity income of $4.6 million. This amount represents earnings from our interest in the Mont Belvieu facility for a full twelve-month period.

  CO2 PIPELINES

     Our CO2 Pipelines segment consists of Kinder Morgan CO2 Company, L.P.
After our acquisition of the remaining 80% interest in Kinder Morgan CO2 Company, L.P., on April 1, 2000, we no longer accounted for our investment on an equity basis. Our 2000 results also include the segment's acquisition of significant CO2 pipeline assets and oil-producing property interests on June 1, 2000. For the year 2000, the segment reported earnings of $68.0 million on revenues of $89.2 million. CO2 Pipelines reported operating expenses of $26.8 million and operating income of $47.9 million. Equity earnings from the segment's 50% interest in the Cortez Pipeline Company, net of amortization of excess costs, were $19.3 million.

     Segment results from 1999 and 1998 primarily represent equity earnings from our original 20% interest in Kinder Morgan CO2 Company, L.P. Segment earnings of $15.2 million in 1999 include $14.5 million in equity earnings from our interest in Kinder Morgan CO2 Company, L.P. In 1998, our CO2 Pipelines segment reported earnings of $15.5 million, including $14.5 million in equity earnings from our Kinder Morgan CO2 Company, L.P. investment. Under the terms of the prior Kinder Morgan CO2 Company, L.P. partnership agreement, we received a priority distribution of $14.5 million per year during 1998, 1999 and the first quarter of 2000. After our acquisition of the remaining 80% ownership interest, we amended this partnership agreement, among other things, to eliminate the priority distribution and other provisions rendered irrelevant by its sole ownership.

  BULK TERMINALS

     Our Bulk Terminals segment reported its highest amount of revenues, operating income and earnings in 2000. Following our acquisition of Kinder Morgan Bulk Terminals, Inc. effective July 1, 1998, we continued to make selective acquisitions and increase capital spending in order to grow and expand our bulk terminal businesses. Our 2000 results include the operations

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of Milwaukee Bulk Terminals, Inc. and Dakota Bulk Terminal, Inc., effective
January 1, 2000, and Delta Terminal Services, Inc., acquired on December 4, 2000. The 1999 results include the full-year of operations for Kinder Morgan Bulk Terminals, Inc. and the Pier IX and Shipyard River terminals, acquired on December 18, 1998.

     The Bulk Terminals segment reported earnings of $37.6 million in 2000, $35.0 million in 1999 and $19.2 million in 1998. Segment revenues were $132.8 million in 2000, $114.6 million in 1999 and $62.9 million in 1998. In addition to our acquisitions, our Bulk Terminals segment's overall increases in year-to-year revenues were due to a 10% increase in revenues earned by the segment's Cora and Grand Rivers coal terminals in 1999 and 2000. The 16% increase in segment revenues in 2000 over 1999 reflects a 6% increase in transloaded coal volumes accompanied by a 4% increase in average coal transfer rates. The increase in 1999 was impacted by an 18% increase in transloaded coal volumes, partially offset by a 7% decrease in average transfer rates. The growth in the Bulk Terminals segment revenues over the two-year period was partially offset by lower revenue from coal marketing activities.

     Bulk Terminals combined operating expenses totaled $81.7 million in 2000 compared to $66.6 million in 1999 and $36.9 million in 1998. The increase in 2000 versus 1999 was the result of acquisitions made in 2000, higher operating expenses associated with the transfer of higher coal volumes and an increase in fuel costs. The increase in 1999 compared to 1998 was the result of including a full year of operations for Kinder Morgan Bulk Terminals, Inc., partially offset by higher 1998 cost of sales expenses related to purchase/sale marketing contracts. Depreciation and amortization expense was $9.6 million in 2000, $7.5 million in 1999 and $3.9 million in 1998. The increases in depreciation were primarily due to the addition of Kinder Morgan Bulk Terminals, Inc. and the Pier IX and Shipyard River terminal in 1998 and the Milwaukee and Dakota Bulk Terminals in 2000, as well as to higher property balances as a result of increased capital spending.

  OTHER

     Items not attributable to any segment include general and administrative expenses, interest income and expense and minority interest. General and administrative expenses totaled $60.1 million in 2000 compared with $35.6 million in 1999 and $40.0 million in 1998. The increase in our 2000 general and administrative expenses over the prior year was mainly due to our larger and more diverse operations. During 2000, we assimilated the operations of our Natural Gas Pipelines and CO2 Pipelines business segments. We continue to manage aggressively our infrastructure expense and to focus on its productivity and expense controls. Our total interest expense, net of interest income, was $93.3 million in 2000, $52.6 million in 1999 and $38.6 million in 1998. The increases were primarily due to debt we assumed as part of the acquisition of our Pacific operations as well as additional debt related to the financing of our 2000 and 1999 investments. Minority interest increased to $8.0 million in 2000 compared with $2.9 million in 1999 and $1.0 million in 1998. The $5.1 million increase in 2000 over 1999 primarily resulted from the inclusion of earnings attributable to the Trailblazer Pipeline Company. The $1.9 million increase in 1999 over 1998 resulted from higher earnings attributable to our Pacific operations as well as to our higher overall income.


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  OUTLOOK

     We actively pursue a strategy to increase our operating income. We will use a three-pronged strategy to accomplish this goal.

     - Cost Reductions. We have substantially reduced the operating expenses of those operations that we owned at the time Kinder Morgan (Delaware), Inc. acquired our general partner in February 1997. In addition, we have made substantial reductions in the operating expenses of the businesses and assets that we acquired since February 1997. We intend to continue to seek further reductions where appropriate.

     - Internal Growth. We intend to expand the operations of our current facilities. We have taken a number of steps that management believes will increase revenues from existing operations, including the following:

      - completing the expansion of our San Diego Line in June 2000. The expansion project cost approximately $18 million and consisted of the construction of 23 miles of 16-inch diameter pipe and other appurtenant facilities. The new facilities will increase capacity on our San Diego Line by approximately 25%;

      - entering into an agreement to provide pipeline transportation services on the North System for Aux Sable Liquid Products, L.P. in the Chicago area beginning in first quarter 2001;

      - constructing a multi-million dollar cement import and distribution facility at the Shipyard River terminal, which was completed in the fourth quarter 2000, as part of a 30 year cement contract with Blue Circle Cement;

      - announcing an expansion project on the Trailblazer Pipeline in August 2000. The project will involve the installation of two new compressor stations and the addition of horsepower at an existing compressor station;

      - continuing a $13 million upgrade to the coal loading facilities at the Cora and Grand Rivers coal terminals. The two terminals handled an aggregate of 17.0 million tons of coal during 2000 compared with 16.0 million tons in 1999; and

      - increasing earnings and cash flow, as a result of our investments, acquisitions and operating performance.

STRATEGIC ACQUISITIONS.

     Since January 1, 2000, we have made the following acquisitions:

-    Milwaukee Bulk Terminals, Inc.                             January 1, 2000
-    Dakota Bulk Terminal, Inc.                                 January 1, 2000
-    Kinder Morgan CO2 Company, L.P. (80%)                      April 1, 2000
-    CO2 Assets                                                 June 1, 2000
-    Transmix Assets                                            October 25, 2000
-    Cochin Pipeline System                                     November 3, 2000
-    Delta Terminal Services, Inc.                              December 1, 2000
-    Kinder Morgan Texas Pipeline, L.P.                         December 21, 2000
-    Casper-Douglas Gas Gathering and Processing Assets         December 21, 2000
-    Coyote Gas Treating, LLC (50%)                             December 21, 2000
-    Thunder Creek Gas Services, LLC (25%)                      December 21, 2000
-    CO2 Investment to be contributed to joint venture
     with Marathon                                              December 28, 2000
-    Colton Transmix Processing Facility (50%)                  December 31, 2000

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     We regularly seek opportunities to make additional strategic acquisitions, to expand existing businesses and to enter into related businesses. We periodically consider potential acquisition opportunities as such opportunities are identified. No assurance can be given that we will be able to consummate any such acquisition. Our management anticipates that we will finance acquisitions temporarily by borrowings under our bank credit facilities or by issuing commercial paper, and permanently by issuing new debt securities and/or units.

     On January 17, 2001, we announced a quarterly distribution of $0.95 per unit for the fourth quarter of 2000. The distribution for the fourth quarter of 1999 was $0.725 per unit.

  LIQUIDITY AND CAPITAL RESOURCES

     Our primary cash requirements, in addition to normal operating expenses, are debt service, sustaining capital expenditures, expansion capital expenditures and quarterly distributions to its common unitholders. In addition to utilizing cash generated from operations, we could meet our cash requirements through borrowings under our credit facilities or issuing short-term commercial paper, long-term notes or additional units. We expect to fund:

     - future cash distributions and sustaining capital expenditures with existing cash and cash flows from operating activities;

     - expansion capital expenditures through additional borrowings or issuance of additional units;

     - interest payments from cash flows from operating activities; and

     - debt principal payments with additional borrowings as they become due or by issuance of additional units.

  OPERATING ACTIVITIES

     Net cash provided by operating activities was $301.6 million in 2000 compared to $182.9 million in 1999. Increases in our period-to-period cash flows from operations resulted from:

     - a $93.4 million increase in net earnings;

     - a $36.2 million increase in non-cash depreciation and amortization charges;

     - a $28.4 million increase in cash inflows relative to net changes in working capital items;

     - a $14.0 million increase in cash inflows relative to other non-cash operating activities;

     - a $13.8 million increase in distributions from equity investments; and

     - a $10.1 million gain on the sale of our equity interest in the Mont Belvieu fractionation facility, net of special charges, in the third quarter of 1999.

     Higher earnings and higher non-cash depreciation charges in 2000 compared to 1999 were primarily due to the business acquisitions and capital investments we made during 2000. Higher cash inflows from working capital items were mainly due to favorable changes in our accounts receivable-trade balances, particularly from our Pacific operations and our newly acquired CO2 businesses, and from higher collections on our Pacific operations' insurance receivables. The $14.0 million increase in other non-cash operating activities was primarily due to favorable changes in accrued gas transportation imbalances recorded by our Natural Gas Pipelines. The increase in distributions from equity investments was mainly due to distributions

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we received in 2000 from our 50% ownership interest in Cortez Pipeline Company and our 49% ownership interest in Red Cedar Gathering Company. Following our acquisition of the remaining ownership interest in Kinder Morgan CO2 Company, L.P. on April 1, 2000 we accounted for our investment in Cortez Pipeline Company under the equity method of accounting. We acquired our interest in Red Cedar Gathering Company from Kinder Morgan, Inc. on December 31, 1999. The overall increase in distributions from equity investments was partially offset by the absence of distributions from our original 20% interest in Kinder Morgan CO2 Company, L.P. from April 1, 2000 through December 31, 2000 due to the fact we no longer accounted for this investment on an equity basis.

     Our overall increase in cash provided by operating activities was offset by:

     - a $52.5 million payment of accrued rate refund liabilities; and

     - a $24.7 million increase in undistributed earnings from equity investments, net of amortization of excess costs.

     The payment of the rate refunds was made under settlement agreements with shippers on our natural gas pipelines. The increase in undistributed earnings from equity investments, net of amortization of excess costs, resulted primarily from earnings generated from our investments in Cortez Pipeline Company and Red Cedar Gathering Company. Higher overall equity earnings were partly offset by the absence of earnings in 2000 from our investment in the Mont Belvieu fractionation facility, and, as was the case in distributions, the absence of earnings from our original 20% interest in Kinder Morgan CO2 Company, L.P. from April 1, 2000 through December 31, 2000 due to the fact we no longer accounted for this investment on an equity basis.

  INVESTING ACTIVITIES

     Net cash used in investing activities was $1,197.6 million in 2000 compared to $196.5 million in 1999, an increase of $1,001.1 million chiefly attributable to the $1,008.6 million of asset acquisitions we made in 2000. Our 2000 acquisition outlays included:

     - a $478.3 million payment to Kinder Morgan, Inc. for the Natural Gas Pipelines assets;

     - a $188.9 million net payment for the remaining 80% interest in Kinder Morgan CO2 Company, L.P.;

     - a $120.5 million payment for our 32.5% ownership interest in the Cochin Pipeline System;

     - a $114.3 million payment for Bulk Terminal acquisitions, including Milwaukee Bulk Terminals, Inc., Dakota Bulk Terminal, Inc. and Delta Terminal Services, Inc.;

     - a $53.4 million payment for our interests in the Canyon Reef Carriers CO2 pipeline and SACROC Unit; and

     - a $45.7 million payment for the acquisition of Buckeye Refining Company, LLC.

     We expended an additional $42.8 million for capital expenditures in 2000 compared to 1999. Including expansion and maintenance projects, our capital expenditures were $125.5 million in 2000 and $82.7 million in 1999. The increase was driven primarily by continued investment in our Pacific operations and in our Bulk Terminals business segment. Proceeds from the sale of investments, property, plant and equipment, net of removal costs, were lower by

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$29.7 million in 2000 versus 1999. Proceeds received from sales and retirements of investments, property, plant and equipment were $13.4 million in 2000 and $43.1 million in 1999. The decrease was due to the $41.8 million we received for the sale of our interest in the Mont Belvieu fractionation facility in September 1999.

     The overall increase in funds used in investing activities was offset by a $82.4 million decrease in cash used for acquisitions of investments. We used $79.4 million for acquisitions of investments in 2000 compared with $161.8 million in 1999.

     Our 2000 investment outlays included:

     - $34.2 million for our 7.5% interest in the Yates field unit subsequently contributed to the CO2 joint venture with Marathon Oil Company;

     - $44.6 million for our 25% interest in Thunder Creek Gas Services, LLC and our 50% interest in Coyote Gas Treating, LLC.

     Our 1999 investment outlays consisted of:

     - $124.2 million for our second investment in Plantation Pipe Line Company; and

     - $37.6 million for our first one-third interest in Trailblazer Pipeline Company.

  FINANCING ACTIVITIES

     Net cash provided by financing activities amounted to $915.3 million in 2000, an increase of $893.3 million from the prior year was mainly the result of an additional $817.1 million we received from overall debt financing activities. The increase in borrowings was mainly due to 2000 acquisitions. We completed a private placement of $400 million in debt securities during the first quarter of 2000, resulting in a cash inflow of $397.9 million net of discounts and issuing costs. We completed a second private placement of $250 million in debt securities during the fourth quarter of 2000, resulting in a cash inflow of $246.8 million net of discounts and issuing costs. In addition, we received $171.4 million as proceeds from our issuance of units during 2000, most significantly realized from our 4,500,000-unit public offering on April 4, 2000. The overall increase in funds provided by our financing activities was partially offset by a $102.8 million increase in our distributions to partners. Distributions to all partners increased to $293.6 million in 2000 compared to $190.8 million in 1999. The increase in distributions was due to:

     - an increase in our per unit distributions paid;

     - an increase in our number of units outstanding;

     - Our general partner incentive distributions, which resulted from increased distributions to our unitholders; and

     - distributions paid by Trailblazer Pipeline Company, which were included in our consolidated results following the acquisition of our controlling 66 2/3% interest on December 31, 1999.

     We paid distributions of $3.20 per unit in 2000 compared to $2.775 per unit in 1999. The 15% increase in paid distributions per unit resulted from favorable operating results in 2000. We believe that future operating results will continue to support similar or higher levels of quarterly cash distributions, however, no assurance can be given that future distributions will continue at such levels.

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  PARTNERSHIP DISTRIBUTIONS

     Our partnership agreement requires that we distribute 100% of our Available Cash to our partners within 45 days following the end of each calendar quarter in accordance with their respective percentage interests. Our available cash consists generally of all of our cash receipts, including cash received by our operating partnerships, less cash disbursements and net additions to reserves (including any reserves required under debt instruments for future principal and interest payments) and amounts payable to the former general partner of Santa Fe Pacific Pipeline, L.P. in respect of our remaining 0.5% interest in Santa Fe Pacific Pipeline, L.P.

     Our available cash is initially distributed 98% to our limited partners and 2% to our general partner, Kinder Morgan G.P., Inc. These distribution percentages are modified to provide for incentive distributions to be paid to our general partner in the event that quarterly distributions to unitholders exceed certain specified targets.

     Our available cash for each quarter is distributed:

     - first, 98% to our limited partners and 2% to our general partner until our limited partners have received a total of $0.3025 per unit for such quarter;

     - second, 85% to our limited partners and 15% to our general partner until our limited partners have received a total of $0.3575 per unit for such quarter;

     - third, 75% to our limited partners and 25% to our general partner until our limited partners have received a total of $0.4675 per unit for such quarter; and

     - fourth, thereafter 50% to our limited partners and 50% to our general partner.

     Incentive distributions are generally defined as all cash distributions paid to our general partner that are in excess of 2% of the aggregate amount of cash being distributed. The general partner's incentive distributions declared by us for 2000 were $107,764,885, while the incentive distributions paid during 2000 were $89,399,771.

  DEBT AND CREDIT FACILITIES

     Our debt and credit facilities as of December 31, 2000, consist primarily of:

     - a $600 million unsecured 364-day credit facility due October 25, 2001;

     - a $300 million unsecured five-year credit facility due September 29, 2004;

     - $250 million of 6.30% Senior Notes due February 1, 2009;

     - $200 million of 8.00% Senior Notes due March 15, 2005;

     - $250 million of 7.50% Senior Notes due November 1, 2010;

     - $200 million of Floating Rate Senior Notes due March 22, 2002;

     - $119 million of Series F First Mortgage Notes (our subsidiary, SFPP, is the obligor on the notes);

     - $20.2 million of Senior Secured Notes (Trailblazer Pipeline Company, of which we own 66 2/3%, is the obligor on the notes);

     - $23.7 million of tax-exempt bonds due 2024 (our subsidiary, Kinder Morgan Operating L.P. "B" is the obligor on these bonds); and

     - a $600 million short-term commercial paper program.

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     We have a $300 million unsecured five-year credit facility and a $600 million unsecured 364-day credit facility with a syndicate of financial institutions. First Union National Bank is the administrative agent under the agreements.

     Interest on borrowings is payable quarterly. Interest on the credit facilities accrues at our option at a floating rate equal to either:

     - First Union National Bank's base rate (but not less than the Federal Funds Rate, plus .5%); or

     - LIBOR, plus a margin, which varies depending upon the credit rating of our long-term senior unsecured debt.

     The LIBOR margins under the 364-day credit facility are lower than the margins under the five-year credit facility. The five-year credit facility also permits us to obtain bids for fixed rate loans from members of the lending syndicate.

     The credit facilities include restrictive covenants that are customary for these types of facilities, including without limitation:

     - requirements to maintain certain financial ratios;

     - restrictions on the incurrence of additional indebtedness;

     - restrictions on entering into mergers, consolidations and sales of assets;

     - restrictions on granting liens;

     - prohibitions on making cash distributions to holders of units more frequently than quarterly;

     - prohibitions on making cash distributions in excess of 100% of Available Cash for the immediately preceding calendar quarter; and

     - prohibitions on making any distribution to holders of units if an event of default exists or would exist upon making such distribution.

     As of December 31, 2000, we had outstanding borrowings under our credit facilities of $789.6 million. At December 31, 2000, the interest rate on our credit facilities was 7.115% per annum. Our borrowings at December 31, 2000 included the following:

     - $193 million borrowed to fund the purchase price of natural gas pipelines assets acquired in December 2000;

     - $175 million used to pay the outstanding balance on SFPP, L.P.'s credit facility;

     - $118 million borrowed to fund the purchase price of our 32.5% interest in the Cochin Pipeline system in December 2000;

     - $114 million borrowed to fund the purchase price of Delta Terminal Services, Inc. in December 2000;

     - $72 million borrowed to fund principal and interest payments on SFPP, L.P.'s Series F Notes in December 2000;

     - $34 million borrowed to fund the purchase price of our 7.5% interest in the Yates field unit in December 2000; and

     - $83.6 million borrowed to fund expansion capital projects.

     Our short-term debt at December 31, 2000, consisted of:

     - $582 million of borrowings under our unsecured 364-day credit facility due October 25, 2001;

     - $52.0 million of commercial paper borrowings;

     - $35.0 million under the SFPP 10.70% First Mortgage Notes; and

     - $14.6 million in other borrowings.

     During 2000, cash used for acquisitions and expansions exceeded $600 million. Historically, we have utilized our short-term credit facilities to fund acquisitions and expansions and then refinanced our short-term borrowings utilizing long-term credit facilities and by issuing equity or long-term debt securities. We intend to refinance our short-term debt during 2001 through a combination of long-term debt and equity. Based on prior successful short-term debt refinancings and current market conditions, we do not anticipate any liquidity problems.

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     We have an outstanding letter of credit issued under our five-year credit facility in the amount of $23.7 million that backs-up our tax-exempt bonds due 2024. The letter of credit reduces the amount available for borrowing under that credit facility. The $23.7 million principal amount of tax-exempt bonds due 2024 were issued by the Jackson-Union Counties Regional Port District. These bonds bear interest at a weekly floating market rate. At December 31, 2000, the interest rate was 5.00%.

     In addition, as of December 31, 1999, we financed $330 million through Kinder Morgan, Inc. to fund part of the acquisition of assets acquired from Kinder Morgan, Inc. on December 31, 1999. In accordance with the Closing Agreement entered into as of January 20, 2000, we paid Kinder Morgan, Inc. a per diem fee of $180.56 for each $1,000,000 financed. We paid Kinder Morgan, Inc. $200 million on January 21, 2000, and the remaining $130 million on March 23, 2000 with a portion of the proceeds from our issuance of notes on March 22, 2000.

     In December 1999, we established a commercial paper program providing for the issuance of up to $200 million of commercial paper, subsequently increased to $300 million in January, 2000 and then on October 25, 2000, in conjunction with our new 364-day credit facility, we increased the commercial paper program to provide for the issuance of up to $600 million of commercial paper. Borrowings under our commercial paper program reduce the borrowings allowed under our 364-day and five-year credit facilities combined. As of December 31, 2000, we had $52 million of commercial paper outstanding with an interest rate of 7.02%.

     At December 31, 2000, the outstanding balance under SFPP, L.P.'s Series F notes was $119.0 million. The annual interest rate on the Series F notes is 10.70%, the maturity is December 2004, and interest is payable semiannually in June and December. The Series F notes are payable in annual installments of $39.5 million in 2001, $42.5 million in 2002 and $37.0 million in 2003. The Series F notes may also be prepaid in full or in part at a price equal to par plus, in certain circumstances, a premium. The Series F notes are secured by mortgages on substantially all of the properties of SFPP, L.P. The Series F notes contain certain covenants limiting the amount of additional debt or equity that may be issued and limiting the amount of cash distributions, investments, and property dispositions.

     At December 31, 1999, the outstanding balance under SFPP, L.P.'s bank credit facility was $174.0 million. On August 11, 2000, we replaced the outstanding balance under SFPP, L.P.'s secured credit facility with a $175.0 million unsecured borrowing under our five-year credit facility. SFPP, L.P. executed a $175 million intercompany note in our favor to evidence this obligation.

     In December 1999, Trailblazer Pipeline Company entered into a 364-day revolving credit agreement with Toronto Dominion, Inc. providing for loans up to $10 million. At December 26, 2000, the outstanding balance due under Trailblazer Pipeline Company's bank credit facility was $10 million. On December 27, 2000, Trailblazer Pipeline Company paid the outstanding balance under its credit facility with a $10 million borrowing under an intercompany account payable in favor of Kinder Morgan, Inc. In January 2001, Trailblazer Pipeline Company entered into a 364-day revolving credit agreement with Credit Lyonnais New York Branch, providing for loans up to $10 million. The agreement expires December 27, 2001. The borrowings were used to pay

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the account payable to Kinder Morgan, Inc. At January 31, 2001, the outstanding balance under Trailblazer Pipeline Company's revolving credit agreement was $10 million. The agreement provides for an interest rate of LIBOR plus 0.875%. At January 31, 2001 the interest rate on the credit facility debt was 6.625%. Pursuant to the terms of the revolving credit agreement with Credit Lyonnais New York Branch, Trailblazer Pipeline Company partnership distributions are restricted by certain financial covenants.

     From time to time we issue long-term debt securities. All of our long-term debt securities issued to date, other than those issued under our revolving credit facilities, generally have the same terms except for interest rates, maturity dates and prepayment restrictions. All of our outstanding debt securities are unsecured obligations that rank equally with all of our other senior debt obligations. Our outstanding debt securities consist of the following:

     - $250 million in principal amount of 6.3% senior notes due February 1, 2009. These notes were issued on January 29, 1999 at a price to the public of 99.67% per note. In the offering, we received proceeds, net of underwriting discounts and commissions, of approximately $248 million. We used the proceeds to pay the outstanding balance on our credit facility and for working capital and other partnership purposes. At December 31, 2000, the unamortized liability balance on the 6.30% senior notes was $249.3 million;

     - $200 million of floating rate notes due March 22, 2002 and $200 million of 8.0% notes due March 15, 2005. We used the proceeds to reduce outstanding commercial paper. At December 31, 2000, the interest rate on our floating rate notes was 7.0%.

     - $250 million of 7.5% notes due November 1, 2010. These notes were issued on November 8, 2000. The proceeds from this offering, net of underwriting discounts, were $246.8 million. These proceeds were used to reduce our outstanding commercial paper. At December 31, 2000, the unamortized liability balance on the 7.5% notes was $248.4 million.

     The fixed rate notes provide that we may redeem the notes at any time at a price equal to 100% of the principal amount of the notes plus accrued interest to the redemption date plus a make-whole premium. We may not prepay the floating rate notes prior to their maturity.

     On September 23, 1992, pursuant to the terms of a Note Purchase Agreement, Trailblazer Pipeline Company issued and sold an aggregate principal amount of $101 million of Senior Secured Notes to a syndicate of fifteen insurance companies. Trailblazer Pipeline Company provided security for the notes principally by an assignment of certain Trailblazer Pipeline Company transportation contracts. Effective April 29, 1997, Trailblazer Pipeline Company amended the Note Purchase Agreement. This amendment allowed Trailblazer Pipeline Company to include several additional transportation contracts as security for the notes, added a limitation on the amount of additional money that Trailblazer Pipeline Company could borrow and relieved Trailblazer Pipeline Company from its security deposit obligation. At December 31, 2000, Trailblazer Pipeline Company's outstanding balance under the Senior Secured Notes was $20.2 million. The Senior Secured Notes have a fixed annual interest rate of 8.03% and will be repaid in semiannual installments of $5.05 million from March 1, 2001 through September 1, 2002, the final maturity date. Interest is payable semiannually in March and September. Pursuant to the terms of this Note Purchase Agreement, Trailblazer Pipeline Company partnership distributions are restricted by certain financial covenants. Currently, Trailblazer Pipeline Company's proposed expansion project is pending before the FERC. If the expansion is approved, which is expected in the first quarter of 2001, we plan to refinance these notes.

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  CAPITAL REQUIREMENTS FOR RECENT TRANSACTIONS

     Milwaukee Bulk Terminals, Inc. Effective January 1, 2000, we acquired Milwaukee Bulk Terminals, Inc. for approximately $14.6 million in aggregate consideration consisting of $0.6 million and 0.3 million common units.

     Dakota Bulk Terminal, Inc. Effective January 1, 2000, we acquired Dakota Bulk Terminal, Inc. for approximately $9.5 million in aggregate consideration consisting of $0.2 million and 0.2 million common units.

     Kinder Morgan CO2 Company, L.P. On April 1, 2000, we acquired the remaining 80% ownership interest in Shell CO2 Company, Ltd. that we did not own for approximately $212.1 million before purchase price adjustments. We paid this amount with approximately $171.4 million received from our public offering of
4.5 million units on April 4, 2000 and approximately $40.7 million received from the issuance of commercial paper.

     CO2 Assets. On June 1, 2000, we acquired certain CO2 assets from Devon Energy Production Company, L.P. for approximately $55 million before purchase price adjustments. We borrowed the necessary funds under our commercial paper program.

     Transmix Operations. On November 3, 2000, we acquired Buckeye Refinery Company, LLC for $45.6 million after purchase price adjustments. We borrowed the necessary funds under our commercial paper program.

     Delta Terminal Services, Inc. On December 4, 2000, we acquired Delta Terminal Services, Inc. for $114.1 million. We borrowed $114 million under our credit facilities and our commercial paper program.

     Cochin Pipeline. On October 31, 2000, we acquired a 32.5% ownership interest in the Cochin Pipeline system for $120.5 million from NOVA Chemicals Corporation. We borrowed $118 million under our credit facilities.

     Colton Transmix Processing Facility. On December 31, 2000 we acquired an additional 50% ownership interest in the Colton Transmix Processing Facility from Duke Energy Merchants for $11.2 million. We borrowed the necessary funds under our commercial paper program.

     CO2 Joint Venture With Marathon Oil Company. On December 28, 2000, we paid $34.2 million for a 7.5% interest in the Yates field unit which was subsequently contributed to a CO2 joint venture with Marathon Oil Company. The joint venture was formed on January 1, 2001. We borrowed $34 million under our credit facilities.

     Natural Gas Pipelines. Effective December 31, 2000, we acquired certain assets of Kinder Morgan Inc. for approximately $349.0 million in aggregate consideration consisting of $192.7 million, 0.64 million common units and 2.7 million class B units. We borrowed $193 million under our credit facilities.

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